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                                                                   EXHIBIT 10.27

                                   ADDENDUM A
                    THE CORTLAND SAVINGS AND BANKING COMPANY
                         AMENDED SPLIT DOLLAR AGREEMENT

     THIS AMENDED SPLIT DOLLAR AGREEMENT is made and entered into as of this _____ day of ______________, 2002, by and between The Cortland Savings and Banking Company, an Ohio-chartered, FDIC-insured member bank with its main offices in Cortland, Ohio (the "Bank") and Marlene Lenio (the "Executive"). This Amended Split Dollar Agreement shall append the Split Dollar Endorsement entered into on even date herewith, or as subsequently amended, by and between the aforementioned parties.

     WHEREAS, the Executive has contributed substantially to the success of the Bank and its parent company, Cortland Bancorp, an Ohio corporation, and the Bank desires that the Executive continue in its employ,

     WHEREAS, to encourage the Executive to remain an employee of the Bank, the Bank is willing to divide the death proceeds of a life insurance policy on the Executive's life to be effective until the Executive's Normal Retirement Age of
65. The Bank will pay life insurance premiums from its general assets,

     WHEREAS, the Bank and the Executive entered into a Salary Continuation Agreement dated as of March 1, 2001, providing for specified retirement benefits for the Executive after termination of her employment, and a Split Dollar Agreement attached thereto as Addendum A, providing for division of the death proceeds of a life insurance policy on the Executive's life to be effective until the Executive's Normal Retirement Age of 65,

     WHEREAS, regulations promulgated under ERISA (the Employees Retirement Income Security Act) that became effective on January 1, 2002 govern the regulation of claims procedures contained in the Executive's form of Salary Continuation Agreement and Split Dollar Agreement attached thereto as Addendum A,

     WHEREAS, the Bank and the Executive have negotiated and agreed to miscellaneous changes in the terms and conditions of the March 1, 2001 Salary Continuation Agreement and the Split Dollar Agreement attached thereto as Addendum A, including but not limited to revision of the definition of "disability" and updating of the claims and review provisions of Article 6,

     WHEREAS, the revised definition of disability, as well as the revised Claims and Review Procedure in Article 6, were drafted by ERISA counsel retained by Clark/Bardes Consulting, and

     WHEREAS, the Bank and the Executive are entering into an Amended Salary Continuation Agreement effective as of the date hereof, superseding and replacing in its entirety the March 1, 2001 Salary Continuation Agreement, and the Bank and the Executive intend that this Amended Split Dollar Agreement shall be attached as Addendum A to the Amended Salary Continuation Agreement, superseding and replacing in its entirety the Split Dollar Agreement attached as Addendum A to the March 1, 2001 Salary Continuation Agreement.

     NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                               GENERAL DEFINITIONS

     Capitalized terms not otherwise defined in this Amended Split Dollar Agreement shall have the same meaning as defined in the Amended Salary Continuation Agreement of even date herewith. The following terms shall have the meanings specified --

     1.1  "Insurer" means Great-West Life & Annuity Insurance Company.

     1.2  "Policy" means insurance policy no. 85998034 issued by the Insurer.

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     1.3  "Insured" means the Executive.

                                    ARTICLE 2
                          POLICY OWNERSHIP / INTERESTS

     2.1 Bank Ownership. The Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of any death proceeds remaining after the Executive's interest has been paid pursuant to Article 2.2 below.

     2.2 Executive's Interest. The Executive shall have the right to designate the beneficiary of death proceeds in the amount of $109,001. The Executive shall also have the right to elect and change settlement options specified in the Policy that may be permitted. However, the Executive, the Executive's transferee or the Executive's beneficiary shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in this Section
2.2 if the Executive is not in the full-time employment of the Bank at the time of death, except for reason of a leave of absence approved by the Bank.

     2.3 Option to Purchase. The Bank shall not sell, surrender or transfer ownership of the Policy while this Amended Split Dollar Agreement is in effect without first giving the Executive or the Executive's transferee a right of first refusal to purchase the Policy for the Policy's interpolated terminal reserve value. Such right of first refusal to purchase the Policy must be exercised within 60 days from the date the Bank gives written notice of the Bank's intention to sell, surrender or transfer ownership of the Policy. This provision shall not impair the right of the Bank to terminate this Amended Split Dollar Agreement.

     2.4 Comparable Coverage. Upon execution of this Amended Split Dollar Agreement, the Bank shall maintain the Policy in full force and effect and in no event shall the Bank amend, terminate or otherwise abrogate the Executive's interest in the Policy, unless the Bank replaces the Policy with a comparable insurance policy to cover the benefit provided under this Amended Split Dollar Agreement and executes a new split dollar agreement and endorsement for said comparable insurance policy. The Policy or any comparable policy shall be subject to the claims of the Bank's creditors.

                                    ARTICLE 3
                                    PREMIUMS

     3.1 Premium Payment. The Bank shall pay any premiums due on the Policy.

     3.2 Imputed Income. The Bank shall impute income to the Executive in an amount equal to the current term rate for the Executive's age multiplied by the net death benefit payable to the Executive's beneficiary. The "current term rate" is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

                                    ARTICLE 4
                                   ASSIGNMENT

     The Executive may assign without consideration all interests in the Policy and in this Amended Split Dollar Agreement to any person, entity or trust. In the event the Executive transfers all of the Executive's interest in the Policy, then all of the Executive's interest in the Policy and in the Amended Split Dollar Agreement shall be vested in the Executive's transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in the Policy or in this Amended Split Dollar Agreement.

                                    ARTICLE 5
                                     INSURER

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     The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Amended Split Dollar Agreement.

                                    ARTICLE 6
                                CLAIMS PROCEDURE

     6.1 Claims Procedure. A person or beneficiary ("claimant") who has not received benefits under this Amended Split Dollar Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

     6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

     6.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

     6.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

          6.1.3.1 The specific reasons for the denial,

          6.1.3.2 A reference to the specific provisions of this Amended Split Dollar Agreement on which the denial is based,

          6.1.3.3 A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

          6.1.3.4 An explanation of this Amended Split Dollar Agreement's review procedures and the time limits applicable to such procedures, and

          6.1.3.5 A statement of the claimant's right to bring a civil action under ERISA (Employees Retirement Income Security Act) Section 502(a) following an adverse benefit determination on review.

     6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

     6.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank's notice of denial, must file with the Bank a written request for review.

     6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

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     6.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

     6.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

     6.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

          6.2.5.1 The specific reason for the denial,

          6.2.5.2 A reference to the specific provisions of this Amended Split Dollar Agreement on which the denial is based,

          6.2.5.3 A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

          6.2.5.4 A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

                                    ARTICLE 7
                                  MISCELLANEOUS

     7.1 Amendment and Termination. This Amended Split Dollar Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive. However, unless otherwise agreed to by the Bank and the Executive, this Amended Split Dollar Agreement will automatically terminate upon the Executive's 65th birthday.

     7.2 Binding Effect. This Amended Split Dollar Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

     7.3 No Guarantee of Employment. This Amended Split Dollar Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

     7.4 Successors; Binding Agreement. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Amended Split Dollar Agreement in the same manner and to the same extent that the Bank would be required to perform this Amended Split Dollar Agreement if no such succession had taken place. Failure of the Bank to obtain such assumption agreement prior to the effectiveness of any such succession shall be a breach of the Amended Split Dollar Agreement and shall entitle the Executive to the Change-in-Control benefit provided in Section 2.4 of the Amended Salary Continuation Agreement between the Bank and the Executive of even date herewith.

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     7.5 Applicable Law. This Amended Split Dollar Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

     7.6 Entire Agreement. This Amended Split Dollar Agreement constitutes the entire split dollar agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Amended Split Dollar Agreement other than those specifically set forth herein.

     7.7 Administration. The Bank shall have powers which are necessary to administer this Amended Split Dollar Agreement, including but not limited to --

     (a) interpreting the provisions of this Amended Split Dollar Agreement,

     (b) establishing and revising the method of accounting for this Amended Split Dollar Agreement,

     (c) maintaining a record of benefit payments, and

     (d) establishing rules and prescribing any forms necessary or desirable to administer this Amended Split Dollar Agreement.

     7.8 Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under this Amended Split Dollar Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     7.9 Severability. If for any reason, any provision of this Amended Split Dollar Agreement is held invalid, such invalidity shall not affect any other provision of this Amended Split Dollar Agreement not held invalid, and to the full extent consistent with law each such other provision shall continue in full force and effect. If any provision of this Amended Split Dollar Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision not held invalid, and to the full extent consistent with law the remainder of such provision, together with all other provisions of this Amended Split Dollar Agreement, shall continue in full force and effect.

     7.10 Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Amended Split Dollar Agreement.

     7.11 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

     (a)  If to the Bank, to --

          Board of Directors
          The Cortland Savings and Banking Company
          194 West Main Street
          P.O. Box 98
          Cortland, Ohio 44410-1466

     (b)  If to the Executive, to --
          Marlene Lenio
          326 Russell Avenue
          Cortland, Ohio 44410

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and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

     IN WITNESS WHEREOF, the Bank has caused this Amended Split Dollar Agreement to be executed by its duly authorized officer and the Executive has hereunto set his/her hand as of the date and year first above written.

EXECUTIVE:                              BANK:
                                        THE CORTLAND SAVINGS AND BANKING COMPANY


                                        By:
-------------------------------------       ------------------------------------
Marlene Lenio                                Rodger W. Platt
                                        Its: President, Chairman of the Board
                                             and Chief Executive Officer

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                         SPLIT DOLLAR POLICY ENDORSEMENT
                    THE CORTLAND SAVINGS AND BANKING COMPANY
                         AMENDED SPLIT DOLLAR AGREEMENT

Policy No. 85998034                                       Insured: Marlene Lenio

Supplementing and amending the application for insurance to Great-West Life & Annuity Insurance Company ("Insurer") on January 9, 2001 (the application date), the applicant requests and directs that:

                                  BENEFICIARIES

     1. The Cortland Savings and Banking Company, located in Cortland, Ohio (the "Bank"), shall be the beneficiary of any death proceeds remaining after the Insured's interest has been paid pursuant to paragraph (2) below.

     2. The Insured or the Insured's transferee shall designate the beneficiary of death proceeds in the amount of $109,001, subject to the provisions of paragraph (5) below.

                                    OWNERSHIP

     3. The Owner of the Policy shall be the Bank. The Owner shall have all ownership rights in the Policy except as may be specifically granted to the Insured or the Insured's transferee in paragraph (4) of this endorsement.

     4. The Insured or the Insured's transferee shall have the right to assign his or her rights and interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement, and to exercise all settlement options with respect to such death proceeds.

     5. Notwithstanding the provisions of paragraph (4) above, the Insured, the Insured's transferee or the Insured's beneficiary shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement if the Insured is not in the full-time employment of the Bank at the time of death, except for reason of a leave of absence approved by the Bank.

               MODIFICATION OF ASSIGNMENT PROVISIONS OF THE POLICY

     6. Upon the death of the Insured, the interest of any collateral assignee of the Owner of the Policy designated in (3) above shall be limited to the portion of the proceeds described in paragraph (1) above.

                                OWNER'S AUTHORITY

     7. The Insurer is hereby authorized to recognize the Owner's claim to rights hereunder without investigating the reason for any action taken by the Owner, including the Owner's statement of the amount of premiums the Owner has paid on the Policy. The signature of the Owner shall be sufficient for the exercise of any rights under this Endorsement and the receipt of the Owner for any sums received by it shall be a full discharge and release therefore to the Insurer. The Insurer may rely on a sworn statement in form satisfactory to it furnished by the Owner, its successors or assigns, as to their interest and any payments made pursuant to such statement shall discharge the Bank accordingly.

     8. Any transferee's rights shall be subject to this Split Dollar
Endorsement.

     9. The Owner accepts and agrees to this Split Dollar Endorsement.

     10. The undersigned is signing in a representative capacity and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.

     Signed at Cortland, Ohio, this _____ day of ___________, 2002.

THE CORTLAND SAVINGS AND BANKING COMPANY


By:
    ------------------------------------
     Rodger W. Platt
Its: President, Chairman of the Board
     and Chief Executive Officer

     The Insured accepts and agrees to the foregoing and, subject to the rights of the Owner as stated above, designates _____________________________________,
(relationship: ____________________) as primary beneficiary(s) and ________________________________________________ (relationship: ____________) as secondary beneficiary of the portion of the proceeds described in (2) above.

     Signed at _______________, Ohio, this _______ day of __________, 2002.

THE INSURED


----------------------------------------
Marlene Lenio


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